Exhibit 99.1



                 MSU Devices Obtains $100,000 Secured
             Bridge Loan Financing and Further Extension


DALLAS--(BUSINESS WIRE)--July 31, 2002--MSU Devices Inc. (OTCBB:MUCP) announced today that the Company has received $100,000 of the $250,000 required to be obtained by July 31, 2002 under the terms of its secured bridge loan financing and the Company also announced that it had obtained an extension of the dates by which it is required to raise the remaining $400,000 under the last round of funding under the financing.

Pursuant to an agreement with holders of a majority in principal amount of the outstanding secured notes, the $400,000 must now be received by the Company as follows: at least $150,000 not later than August 20, 2002 and at least $250,000 not later than September 20, 2002. No other terms of the secured loan financing were affected by the extensions. In the event the Company does not raise the additional funds by the dates indicated, it will be in default and the noteholders can accelerate the maturity of the secured notes and exercise their rights under a first priority lien on the assets of the Company, including intangible assets and intellectual property.

The Company also announced that the conversion price of the notes issued and to be issued in connection with the last round of the secured bridge loan financing will be determined on August 20, 2002. In the event such conversion price is less than the $.10 per share of the Company's common stock, the conversion price applicable to all currently outstanding notes issued pursuant to the secured bridge loan financing will be reduced from $.10 per share to such lower conversion price.

The secured notes, as well as the common stock into which the notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


    CONTACT: MSU Devices Inc., Dallas
             Jean Belanger, 972/473-7543